10F-3 REPORT

           SMITH BARNEY INVESTMENT FUNDS INC.
           SMITH BARNEY SMALL CAP GROWTH FUND

      October 1, 2003 through March 31, 2004

                    Trade                                     % of
Issuer              Date      Selling Dealer   Shares  Price  Issue(1)

Overnite Corp.	    10/30/03  CS First Boston  75,000  $19.00 0.19%


Kinetic Concepts    2/23/04   Merrill Lynch,   20,000  $30.00 0.71%(A)
 Inc.			      Pierce, Fenner & Smith


(1) Represents purchases by all affiliated funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.

(A) Includes purchases of $2,400,000 by other Smith Barney
    Mutual Funds.